WhiteHorse Finance, Inc. Reports Third Quarter 2013 Earnings Results

NEW YORK-- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the "Company") (NASDAQ:WHF) today reported its financial results for the quarter ended September 30, 2013.

Summary Highlights

  New investments of $104.4 million in the first nine months of 2013, $31.0 million in the third quarter
  Net investment income of $6.3 million in the third quarter, an increase of 29.5% over the prior quarter
  Third quarter distribution of $0.355 per share

Jay Carvell, WhiteHorse Finance’s Chief Executive Officer commented, “During a very busy quarter, we were pleased to make over $31 million of new investments. Though we received a large repayment from Acella Pharmaceuticals, we ended the quarter with a solid, more diversified portfolio that we feel is indicative of our capabilities in the middle market credit space. We are confident that we will continue to generate opportunities that allow for growth and meet the objectives of our shareholders.”

Portfolio and Investment Activity

As of September 30, 2013, the fair value of WhiteHorse Finance’s investment portfolio was $214.7 million. The portfolio consisted of 100% senior secured loans. Additionally, WhiteHorse Finance’s portfolio consisted of 83.7% variable-rate investments (indexed to LIBOR), which we believe positions our portfolio well for a potential rising interest rate environment. The overall portfolio consisted of 17 positions across 15 companies with an average investment size of $12.6 million and a weighted average cash yield of 12.2%.

As of December 31, 2012, the fair value of WhiteHorse Finance’s investment portfolio was $180.5 million.

For the three months ended September 30, 2013, WhiteHorse Finance invested $31.0 million in new and existing portfolio companies, offset by net repayments of $54.4 million. Net repayments consisted of gross repayments of $98.3 million, less $43.9 million redeployed in new facilities in those same companies as part of a refinancing. Gross repayments included $25.4 million related to those refinancings, $6.5 million of scheduled repayments and $66.4 million of unscheduled repayments. On a gross basis, ignoring the impact of refinancings, WhiteHorse Finance invested $74.8 million across nine companies.

For the nine months ended September 30, 2013, WhiteHorse Finance invested $104.4 million in new and existing portfolio companies, offset by net repayments of $69.2 million. Net repayments consisted of gross repayments of $113.1 million, less $43.9 million redeployed in new facilities in those same companies as part of a refinancing. Gross repayments included $25.4 million related to those refinancings, $12.3 million of scheduled repayments and $75.4 million of unscheduled repayments. On a gross basis, ignoring the impact of refinancings, WhiteHorse Finance invested $148.3 million in 14 companies.

Results of Operations

For the three and nine months ended September 30, 2013, WhiteHorse Finance reported net investment income of $6.3 million and $15.1 million, respectively. This represents an increase of 29.5% in net investment income over the prior quarter.

For the three and nine months ended September 30, 2013, WhiteHorse Finance reported unrealized depreciation of investments of $0.3 million and $2.4 million, respectively.

For the three and nine months ended September 30, 2013, WhiteHorse Finance reported a net increase in net assets of $6.0 million and $12.7 million, respectively.

The Company’s NAV was $226.0 million as of September 30, 2013, resulting in an NAV per share of $15.09, as compared with $229.0 million, or $15.30 per share, reported as of December 31, 2012.

Liquidity and Capital Resources

As of September 30, 2013, WhiteHorse Finance had cash and cash equivalents of $132.4 million, compared with $187.8 million as of December 31, 2012, inclusive of restricted cash. The decrease in cash on hand was primarily due to a reduction of $51.3 million in outstanding borrowings under the Company’s revolving credit facility.

As of September 30, 2013, the Company had no outstanding borrowings under its $150.0 million revolving credit facility, $30 million of senior notes outstanding and $55.0 million outstanding under its unsecured term loan.

Distributions

On August 22, 2013, the Company declared a distribution of $0.355 per share for the quarter ended September 30, 2013. The distribution was payable on October 3, 2013 to stockholders of record as of September 20, 2013. This marks the fourth consecutive quarter that the Company has declared a distribution at this rate.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company's periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its second quarter earnings results at 10:00 a.m. ET on Tuesday, November 12, 2013. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID# 77970231. Investors may also access the call on the investor relations portion of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=251424&p=irol-IRHome.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through November 20, 2013. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering ID# 77970231. A webcast replay will also be available on the investor relations portion of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=251424&p=irol-IRHome.

 About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $13 billion of capital as of September 30, 2013 across a number of funds focused on the small-cap market. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Alastair Merrick

WhiteHorse Finance, Inc.

212-506-0500

amerrick@whitehorsefinance.com

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Source: WhiteHorse Finance, Inc.

(Financial Tables Follow)

WhiteHorse Finance, Inc.
Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Investments, at fair value (cost $217,004 and $180,377, respectively)	$214,669	$180,488
Cash and cash equivalents	62,254	156,123
Restricted cash and cash equivalents	70,106	31,646
Interest receivable	1,998	1,474
Deferred financing costs	3,988	3,184
Prepaid expenses and other receivables	63	367
Total assets	$353,078	$373,282

Liabilities
Credit facility	$-	$51,250
Senior notes	30,000	-
Unsecured term loan	55,000	90,000
Distributions payable	5,317	1,616
Management fees payable	3,171	306
Payable for investments purchased	33,038	-
Accounts payable and accrued expenses	570	1,061
Total liabilities	127,096	144,233

Net assets

Common stock, 14,977,056 and 14,965,624 shares issued and outstanding, par value $0.001 per share and 100,000,000 authorized	15	15
Paid-in capital in excess of par	228,646	228,466
Undistributed net investment income	363	1,164
Net realized losses on investments	(71)	(71)
Net unrealized depreciation on investments	(2,971)	(525)
Total net assets	225,982	229,049
Total liabilities and total net assets	$353,078	$373,282

Number of shares outstanding	14,977,056	14,965,624
Net asset value per share	$15.09	$15.30

WhiteHorse Finance, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Investment income
Interest income	$11,122	$10,213	$29,002	$28,862
Total investment income	11,122	10,213	29,002	28,862

Expenses
Interest expense	1,403	-	4,070	-
Base management fees	1,201	-	3,522	-
Performance-based incentive fees	1,571	-	3,736	-
Administrative service fees	142	-	920	-
Organization costs	-	-	-	96
General and administrative expenses	523	(97)	1,613	291
Total expenses	4,840	(97)	13,861	387
Net investment income	6,282	10,310	15,141	28,475

Realized and unrealized (losses) gains on investments
Net realized losses on investments	-	(2,265)	-	(2,265)
Net change in unrealized (depreciation) appreciation on investments	(262)	3,285	(2,446)	5,375
Net realized and unrealized (losses) gains on investments	(262)	1,020	(2,446)	3,110
Net increase in net assets resulting from operations	$6,020	$11,330	$12,695	$31,585
Per Common Share Data
Basic and diluted earnings per common share (1)	$0.402	N/A	$0.848	N/A
Dividends and distributions declared per common share (1)	$0.355	N/A	$1.065	N/A
Basic and diluted weighted average common shares outstanding (1)	14,976,807	N/A	14,969,393	N/A

(1) For the three and nine months ended September 30, 2012, the Company did not have common shares outstanding and therefore weighted average shares outstanding information and per share data for this period are not provided.